Exhibit 10.12

COMMUNITY BANK OF THE CHESAPEAKE

EXECUTIVE DEFERRED COMPENSATION PLAN

(as amended and restated)

The purpose of the Community Bank of the Chesapeake Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to aid in retaining and attracting individuals of exceptional ability by providing them an opportunity to defer the payment of their current compensation to a later date, in accordance with the terms of the Plan. The original effective date of the Plan was January 1, 2007. However, the Plan document has been amended and restated to reflect the change in the name of the Bank, formerly Community Bank of Tri-County, and the Company, formerly Tri-County Financial Corporation and to reflect certain design changes.

ARTICLE I
Definitions

1.1 “Agreement” shall mean the Deferred Compensation Agreement attached hereto as Exhibit A.

1.2 “Bank” means the Community Bank of the Chesapeake, or any successor thereto.

1.3 “Beneficiary” shall mean the Participant’s beneficiary designated pursuant to Article 4 of the Plan.

1.4 “Board of Directors” shall mean the Board of Directors of the Bank.

1.5 “Change in Control” means the occurrence of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Treas. Reg. section 1.409A-3(i)(5).

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7 “Company” shall mean The Community Financial Corporation, or any successor thereto.

1.8 “Compensation” shall mean base salary paid to a Participant during the applicable Plan Year.

1.9 “Deferral Account” or “Account” shall mean the bookkeeping account to which amounts deferred under the Plan are credited in accordance with Article III of the Plan.

1.10 “Designation Date” means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 3.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 3.5, shall become effective. The Designation Dates in any Plan Year shall be designated by the Bank.

1.11 “Effective Date” shall have the meaning set forth in Article XVI.

1.12 “Participant” means a vice president of the Bank or above who is designated by the Board of Directors as a Plan Participant, as described in Section 2.1.

1.13 “Plan” shall mean this Community Bank of the Chesapeake Executive Deferred Compensation Plan.

1.14 “Plan Year” means a twelve month period commencing January 1st and ending the following December 31st.

1.15 “Return on Equity (ROE)” means net income available to common shareholders divided by common equity, as determined by the Bank, in its sole discretion, in accordance with generally accepted accounting principles (GAAP).

1.16 “Separation from Service” means the Participant’s “separation from service,” within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Bank, if that is less than 36 months).

1.17 “Valuation Date” means the last day of each Plan Year quarter and any other date that the Bank, in its sole discretion, designates as a Valuation Date.

ARTICLE II
Eligibility And Deferral Elections

2.1 Eligibility to participate in the Plan is limited to vice presidents of the Bank and above who are determined by the Bank to be members of a select group of management or highly compensated employees and who are designated by the Board of Directors to be Participants under the Plan.

2.2 Subject to the remaining paragraphs of this Section 2.2 and in accordance with rules established by the Bank, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” Except as provided below, a Participant shall make such election(s) under this paragraph with respect to a coming Plan Year during the period beginning on the November 1 and ending on the December 31 of the prior calendar year, or during such other period as might be established by the Bank, which period ends no later than the December 31 preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed.

Notwithstanding the preceding, in the case of the first Plan Year in which an eligible employee initially becomes eligible to participate (as described in Treas. Reg. section 1.409A-2(a)(7)), the employee may make an irrevocable election, no later than thirty (30) days after the date he initially becomes eligible to participate, to defer Compensation relating to services to be performed after the election.

After the deadline for making a deferral election for a Plan Year (as set forth above) has passed, the Participant may not change or revoke his or her Compensation Deferral election until the following Plan Year, except to the extent permitted by the Bank and under Code section 409A upon a disability, unforeseeable emergency (as described in Section 5.3), or a hardship distribution pursuant to section 1.401(k)-1(d)(3) of the Treasury Regulations. For purposes of this paragraph only, “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Compensation Deferrals shall be credited to the Deferral Account of the deferring Participant.

2.3 Deferral elections pursuant to Section 3.2, once made, shall continue in effect for subsequent Plan Years unless a Participant files a new Agreement prior to December 31 of the Plan Year prior to the Plan Year in which the change will take place. A subsequent deferral election will only become effective as of the following January 1st.

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ARTICLE III

Deferred Compensation

3.1 Compensation Deferrals shall be credited by the Bank and the Company to the Deferral Account established in the name of each Participant, in accordance with the terms of the Participant’s deferral election under the Agreement. Participants shall be 100% vested in their Deferral Accounts at all times. Compensation Deferrals shall be withheld from each regularly scheduled payroll in approximately equal amounts (or as otherwise specified by the Plan Administrator). Compensation Deferrals shall be credited to the Deferral Account as soon as administratively feasible following the time such amounts would otherwise have been paid to a Participant. Notwithstanding the foregoing, Compensation Deferrals begin crediting of gains and losses subject to Section 3.5 on the last day of the calendar quarter in which the amounts were deferred.

3.2 Pursuant to Section 3.5, each Participant shall have the right to direct the Bank as to how amounts in his or her Plan Account shall be deemed to be invested. The Bank shall invest the account maintained on behalf of a Participant pursuant to the directions the Bank has received from that Participant. As of each Valuation Date, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investment.

3.3 A distribution to a Participant or his or her Beneficiary or Beneficiaries shall be charged to the Participant’s Account as of the date of the distribution. Amounts shall be charged on a pro rata basis against the investment options in which the Participant’s Account is deemed to be invested.

3.4 A separate bookkeeping account under the Plan shall be established and maintained by the Bank to reflect the Account for each Participant. Each account will separately account for credits, debits and earnings and losses, as described in this Article III.

3.5 Subject to such limitations as may from time to time be required by law, imposed by the Bank or the Trustee (if any) or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Bank or the Trustee (if any), prior to, and effective for, each Designation Date, each Participant may communicate to the Bank a direction as to how his or her Account should be deemed to be invested among the Plan’s deemed investment options. The direction shall designate the percentage of the Participant’s Account to be deemed to be invested in each investment option, and shall become effective subject to the following rules and procedures.

(a)          Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Bank (or in any other manner prescribed by the Bank), and shall be effective as soon as practicable after the filing. Any subsequent deemed investment direction shall be effective the first day of the following quarter (or as soon as practicable thereafter).

(b)          All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment options according to the new deemed investment directions, until a subsequent deemed investment direction is filed and becomes effective.

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(c)          If the Bank receives a deemed investment direction which it finds is incomplete, unclear or improper, the Participant’s deemed investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Bank provides for, and permits the application of, corrective action before that time.

(d)          If the Bank possesses at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be considered to have directed that the undesignated portion of the Account be deemed to be invested in any investment option selected by the Bank, and the Bank shall not be liable for the investment option(s) it selects.

(e)          Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Bank and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account.

(f)          Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

(g)          In addition to the investment options selected by the Bank as being available under the Plan, each Participant may elect that all or a portion of his or her Deferral Account be credited or debited, as applicable, as of the end of each calendar quarter (or as soon as administratively practicable) by an amount equal to the consolidated Return on Equity (“ROE”) of the Company, which rate shall be adjusted as of each Valuation Date.

ARTICLE IV
Distributions

4.1 Upon any Separation from Service, a Participant’s Deferral Account shall be distributed in the form of (1) a lump sum or (2) equal installments over a period from one to 10 years, as elected by the Participant at the time the Participant initially submits an Agreement or in accordance with Section 4.3. Subject to Section 5.2, payment shall be made or commence by the December 31 of the Plan Year during which the Participant experiences a Separation from Service (or, if later, by the 15th day of the third calendar month following the Separation from Service), or on the date designated by the Participant in the Agreement at the time he initially submits an Agreement or in accordance with Section 4.3. Notwithstanding anything in the Plan or an Agreement to the contrary, however, a Participant’s Deferral Account will be paid to the Participant (or his Beneficiary or estate) in a lump sum as soon as practicable following the effective date of a Change in Control.

4.2 Upon the death of a Participant prior to receipt of all benefits payable under this Article IV, payment(s) shall be made in accordance with the Participant’s distribution election to the Beneficiary designated by the Participant in his or her Agreement (and, in the absence of a validly designated Beneficiary, to the Participant’s estate).

4.3 Agreements made hereunder shall be prospective only and shall be irrevocable with respect to amounts deferred pursuant to the Agreement. Participants may not change a previously submitted distribution election, unless such change is made in accordance with Section 409A of the Code (i.e., the Participant may irrevocably elect to change his or her above-described election (or deemed election) by submitting the proper election form to the Bank at least 12 months prior to the date on which the distribution is to be made (or commence) and delaying the distribution (or commencement of distributions) at least five full calendar years from the previously scheduled distribution date). Any election to change the distribution under this paragraph shall not take effect until at least twelve (12) months after the date on which the election is made. Any such change in election may not result in an acceleration of any payment. . Notwithstanding the foregoing, a Participant may at any time and from time to time (i) change the Beneficiary designated in paragraph 3 of the Agreement, and/or (ii) change the deferral amounts for a subsequent calendar year in accordance with Article II of this Plan.

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ARTICLE V
Source and Form of Benefits

5.1 The Plan shall constitute an unfunded, unsecured promise to provide benefits in the future, to the extent such benefits become payable. Benefits shall be paid from the general assets of the Bank or Company, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor). In the event that a trust is established as described herein at Article VIII, the trustee of such trust shall inform the Board of Directors annually prior to the commencement of each fiscal year as to the manner in which such trust assets shall be invested.

5.2 Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and the regulations issued thereunder, benefits payable under the Plan due to Separation from Service to any Participant who is a “specified employee” for purposes of Section 409A of the Code shall be delayed for a period of six months from the Participant’s Separation from Service.

ARTICLE VI
Assignment

6.1 Except as otherwise provided by this Plan, it is agreed that neither the Participant, nor any other person or persons, shall have any right to commute, sell, assign, transfer, encumber, pledge or otherwise convey the right to receive any benefits under this Plan.

ARTICLE VII
No Retention of Services

7.1 The Plan shall not be deemed to constitute a contract of employment between the Bank or the Company and any Participant.

ARTICLE VIII
Rights of Participants

8.1 The rights of the Participants under this Plan shall be solely those of unsecured creditors. In the event that the Bank or the Company establish an irrevocable trust in connection with the Plan (“Trust”), the trust assets shall remain at all times subject to claims by their general creditors in accordance with applicable law. Any such trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of a trust or the utilization of any existing trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and any trust shall be so interpreted.

ARTICLE IX
Reorganization

9.1 The Bank agrees that it will not merge or consolidate into any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the parties as herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for the fulfillment of obligations under the Plan.

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ARTICLE X
Amendment and Termination

10.1 Subject to Code section 409A, the Board of Directors may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall, without the written consent of the affected Participants, alter or impair any rights of Participants under the Plan.

ARTICLE XI
Governing Law

11.1 This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland, except where those laws are preempted by the laws of the United States. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XII
Headings

12.1 Headings and subheadings in this Plan are inserted for convenience of reference only and constitute no part of this Plan.

ARTICLE XIII
Gender

13.1 This Plan shall be construed, where required, so that the masculine gender includes the feminine.

ARTICLE XIV
Interpretation of the Plan

14.1 The Board of Directors shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Board of Directors shall be conclusive and binding on all affected parties.

ARTICLE XV
Legal Fees

15.1 In the event any dispute shall arise between a Participant and the Bank or the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank or the Company, the Bank or the Company shall reimburse the Participant for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions: provided that the Participant shall return such amounts to the Bank or Company if he fails to obtain a final judgment by a court of competent jurisdiction (or a settlement of such dispute, proceedings, or actions) substantially in his favor. Such reimbursements to a Participant shall be paid within 10 days of the Participant furnishing written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant. Any such request for reimbursement by a Participant shall be made no more frequently than at 30 day intervals. Notwithstanding the preceding, to the extent such reimbursements to the Participant constitute deferred compensation subject to Code section 409A, the following rules apply: (a) The right to reimbursement shall be available for the lifetime of the Participant, (b) the amount of expenses eligible for reimbursement during one calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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ARTICLE XVI
Effective Date; Section 409A Compliance

16.1 The effective date of the amendment and restatement of this Plan is January 1, 2015. Unless terminated earlier in accordance with Article X, this Plan shall remain in effect until all benefits payable hereunder have been made.

16.2 Notwithstanding anything in this Plan to the contrary, however, the Plan and Agreements issued under the Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code, together with any guidance issued thereunder, including guidance issued after the effective date of the Plan. The Board of Directors reserves the right, in its discretion, to adopt such amendments to the Plan and other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take any other actions it determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code.

ARTICLE XVII
Claims Procedures

17.1 This Section 17.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 17.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)          Initial Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he is entitled to any Plan benefit under this Plan may file a claim with the Bank. The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)          The specific reasons for the denial;

(ii)         A reference to the Plan provision upon which the denial is based;

(iii)        A description of any additional information or material that the Claimant must provide in order to perfect the claim;

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(iv)        An explanation of why such additional material or information is necessary;

(v)         Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)        A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

(b)          Review Procedures. A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

Upon completion of its review of an adverse initial claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(i)          its decision;

(ii)         the specific reasons for the decision;

(iii)        the relevant Plan provisions on which its decision is based;

(iv)        a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)         a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(vi)        if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c)          Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

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(d)          Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e)          Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article XVII is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

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